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EXHIBIT 5.1

Opinion and Consent of Latham & Watkins LLP

March 12, 2004

Specialty Laboratories, Inc.
2211 Michigan Avenue
Santa Monica, California 90404

    Re:
    Registration Statement on Form S-8 for Specialty Laboratories, Inc. 2000 Stock Incentive Plan and Specialty Laboratories, Inc. 2000 Employee Stock Purchase Plan—Offering of an Aggregate of 892,811 Shares of Common Stock, no par value

Dear Ladies and Gentlemen:

        In connection with the registration by Specialty Laboratories, Inc., a California corporation (the "Company"), of 892,811 shares of common stock, no par value (the "Shares") of the Company, under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on March 12, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company pursuant to the Specialty Laboratories, Inc. 2000 Stock Incentive Plan and the Specialty Laboratories, Inc. 2000 Employee Stock Purchase Plan (collectively, the "Plans") in connection with the authorization, issuance and sale of the Shares, which are to be offered and sold by the Company pursuant to the Plans, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed in the Plans. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the California Corporations Code, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the applicable Plan, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Latham & Watkins LLP

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Opinion and Consent of Latham & Watkins LLP